Exhibit 99.1

FOR IMMEDIATE RELEASE

ISSI ANNOUNCES UPDATE OF ITS REVIEW OF HISTORICAL PRACTICES FOR GRANTING STOCK OPTIONS.

ISSI announces its preliminary fiscal Q4 2006 revenue and quarterly conference call.

Santa Clara, Calif., October 23, 2006 – Integrated Silicon Solution, Inc. (the “Company”) (Nasdaq: ISSI), today provided an update on its review of historical practices in granting stock options and released its preliminary revenue for the fourth fiscal quarter ended September 30, 2006.

On August 9, 2006, the Company announced that a committee of independent members of the Company’s Board of Directors had begun a review of the Company’s historical stock option granting practices since its initial public offering in February 1995. The independent committee is being assisted by independent legal counsel and accounting experts, and is working diligently to review and address the Company’s historical stock option grant practices.

Although the independent committee’s review is ongoing, the Company’s Board of Directors, with the concurrence of the independent committee, have now determined that, pursuant to the requirements of Accounting Principles Board Opinion No. 25, “Accounting for Stock Issued to Employees” (APB 25), the actual measurement dates for financial accounting purposes of certain stock options granted primarily during fiscal years 1997-2005 differ from the recorded grant dates of such awards. Consequently, new measurement dates for financial accounting purposes will apply to the affected awards, which will result in additional and material non-cash stock-based compensation expense.

On October 19, 2006, the Company’s Board of Directors, with the concurrence of the independent committee, determined that the Company should restate its financial statements for various periods since the Company’s IPO in February 1995. The specific periods to be restated have not yet been determined. The estimated adjustments are subject to the completion of both the review by the independent committee and a review by the Company’s independent auditors, Ernst & Young LLP, before any adjustments are finalized. Upon the completion of the restated financial statements and review by its independent auditors, the Company will file its Form 10-Q for the third fiscal quarter ended June 30, 2006 with the Securities and Exchange Commission. Accordingly, the Company’s financial statements and the related reports of the Company’s independent registered public accounting firm, Ernst & Young LLP, and all related earnings press releases and communications relating to periods after the Company’s initial public offering in February 1995, should not be relied upon. Management and the independent committee have discussed this conclusion with Ernst & Young LLP.

Because the review is ongoing, the Company is not yet able to estimate the extent and timing of adjustments that will be required or the resulting tax impact of these actions. The changes in the affected measurement dates will cause non-cash stock-based compensation charges to be amortized in future periods. The Company cannot tell at this time whether any of these adjustments will cause it to incur additional charges.

The Company does not believe that the additional non-cash stock based compensation expense will affect the Company’s current cash position or financial condition. Moreover, the adjustments will not affect previously reported revenues. The Company expects to incur significant legal and professional fees associated with the independent committee’s review and the restatement process.

Because the independent committee has not completed its review, additional issues concerning the Company’s historical stock option granting practices and accounting practices could be identified and could result in additional material adjustments.

The Company has scheduled its regularly held quarterly conference call for Tuesday, October 31, 2006 at 1:30 p.m. Pacific Time to give a business update and discuss the company’s revenue for the quarter ended September 30, 2006. The company expects to report revenue between $58 million to $59.5 million for the fourth fiscal quarter ended September 30, 2006.

To access ISSI’s conference call via telephone, dial (719) 457-2692 by 1:20 p.m. Pacific time on October 31. If you plan to participate in the call, please RSVP either by telephone at 408-969-4774 or by e-mail to ir@issi.com. The call will be webcast from ISSI’s website at www.issi.com.

FORWARD LOOKING STATEMENTS: Statements in this press release regarding the possible conclusions or determinations to be made by the Company or its Board of Directors, the independent committee, or the Company’s independent auditors as well as the Company’s estimated revenue for the September quarter are forward-looking statements and are subject to the Safe Harbor provisions created by the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on current information and expectations, and involve a number of risks and uncertainties. Actual results may differ materially from those projected in such statements due to various factors, including but not limited to, the final conclusions of the Board of Directors, the Audit Committee, the independent committee, and the Company’s independent registered public accounting firm concerning matters related to the company’s stock option grants, the completion of results for the September quarter and any further accounting adjustments from the audit or otherwise.

About the Company

ISSI is a fabless semiconductor company that designs and markets high performance integrated circuits for the following key markets: (i) digital consumer electronics, (ii) networking, (iii) mobile communications and (iv) automotive electronics. The Company’s primary products are high speed and low power SRAM and low and medium density DRAM. The Company also designs and markets EEPROM, SmartCards and is developing selected non-memory products focused on its key markets. ISSI is headquartered in Silicon Valley with worldwide offices in China, Europe, Hong Kong, India, Korea and Taiwan. Visit our web site at www.issi.com.

CONTACT:

Scott Howarth

Vice-President & CFO

Investor Relations

(408)	969-4686
ir@issi.com